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                                                                     EXHIBIT 4.5

                                 AMENDMENT NO. 1
                                       TO
                              SHAREHOLDER AGREEMENT


                  THIS AMENDMENT No. 1 TO SHAREHOLDER AGREEMENT (the "Amendment") dated as of March 22, 2000, is entered into by and among viaLink Company, a Delaware corporation (the "Company"), and Hewlett-Packard Company, a Delaware corporation ("Hewlett-Packard"). Capitalized terms used but not defined herein shall have the respective meanings assigned to them in that certain Shareholder Agreement dated February 4, 1999 (the "Shareholder Agreement").

                             I N T R O D U C T I O N

                  WHEREAS, the Company and Hewlett-Packard are parties to the Shareholder Agreement and desire to amend such agreement to provide that any shares of the capital stock of the Company acquired by Hewlett-Packard subsequent to the execution date of the Shareholder Agreement shall become subject to the Shareholder Agreement.

                                A G R E E M E N T

                  NOW, THEREFORE, in consideration of the foregoing premises and for certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                  1. Amendment to Shareholder Agreement. The Shareholder Agreement shall be amended by replacing in its entirety Paragraph 9 (iii) with the following:

                  "Registrable Securities" means, with respect to Holder, (i) the Company's Common Stock issued to Holder pursuant to any subsequent Securities Purchase Agreement, including, but not limited to, those shares of the Company's Common Stock issued pursuant to that certain Securities Purchase Agreement, dated March 22, 2000 (the "Securities Purchase Agreement"), and those shares of the Company's Common Stock issuable upon the exercise of the Warrants purchased by Holder pursuant to the Securities Purchase Agreement, (ii) the Company's Common Stock issued to Holder upon conversion of the Convertible Note, and (iii) any Common Stock or other equity securities issued or issuable with respect to the securities referred to in clause (ii) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Registrable Securities, such securities will cease to be Registrable Securities (A) when they have been distributed to the public pursuant to an offering registered under the Securities Act or
         (B) after the Registrable Securities held by Holder may be sold in 90-day period pursuant to Rule 144 under the Securities Act (or any similar rule then in effect).


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                  2. Counterparts. This Amendment may be executed in multiple counterparts, each of which when so executed and delivered shall be an original, but all of such counterparts together shall constitute one and the same instrument.



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                  IN WITNESS WHEREOF, this Amendment No. 1 to the Shareholder
Agreement has been executed by the parties hereof.

                                                       VIALINK COMPANY

                                                       By: /s/ J. Andrew Kerner
                                                           --------------------
                                                           J. Andrew Kerner
                                                           Chief Financial
                                                           Officer


                                                       HEWLETT-PACKARD COMPANY

                                                       By: /s/ Craig White
                                                           --------------------
                                                       Name:  Craig White
                                                       Title: Vice President